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FOR:              THE SPORTSMAN'S GUIDE
                  411 Farwell Avenue
                  South Saint Paul, Minn. 55075      FOR IMMEDIATE RELEASE
                  NASDAQ NMS: SGDE

CONTACT:          William P. Bartkowski
                  MeritViewPartners
                  612.605.8616

             THE SPORTSMAN'S GUIDE PROVIDES FIRST QUARTER GUIDANCE;
                  NET SALES AND EPS TO BE HIGHER THAN ESTIMATES

                Consolidated Internet-Related Sales Now Over 50%;
                  Strong Contribution from The Golf Warehouse

         SOUTH ST. PAUL, MINN. (4/25/05) -- The Sportsman's Guide, Inc. (NASDAQ
NMS: SGDE) today reported that net sales and fully diluted earnings per share would be higher than current average estimates and well above the levels reported one year ago. Net sales for the quarter ended March 31, 2005 are now expected to be in range of $63 to $64 million, compared with net sales of $44.6 million for the same period one year ago and current average estimates of $57.7 million. Fully diluted earnings per share are now expected to be in a range from $0.24 to $0.26 per share, compared to earnings per share of $0.15 for the same period one year ago and current average estimates of $0.18 per share. The earnings per share numbers have been adjusted to reflect the Company's recent 3-for-2 stock split, distributed April 15, 2005. (On a pre-split basis, current EPS expectations are $0.36 to $0.39, compared to $0.22 a year ago, with a current average estimate of $0.27 per share.) The results of the most recent quarter include those of The Golf Warehouse ("TGW") acquired June 29, 2004.

         Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, "We enjoyed a very strong first quarter due in large part to our growing Internet business. Our Internet-related sales as


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a percentage of total catalog and Internet sales are now in excess of 50% on a consolidated basis. In addition, we saw a significant contribution from our golf business at TGW."

         The Company also noted that it would be releasing the full results of the quarter and holding a conference call the week of May 2, 2005. It expects to announce the date and time of the conference call later this week.

         The Sportsman's Guide is an Internet and catalog retailer offering value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, outdoor equipment, golf apparel and equipment and footwear. The Company sells through both Internet Web sites and catalogs. The Company's Web sites include www.sportsmansguide.com, www.tgw.com and www.bargainoutfitters.com.

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THIS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WHICH ARE SUBJECT TO CHANGE
BASED ON VARIOUS IMPORTANT FACTORS, INCLUDING BUT NOT LIMITED TO GENERAL ECONOMIC CONDITIONS, A CHANGING MARKET ENVIRONMENT FOR THE COMPANY'S PRODUCTS AND THE MARKET ACCEPTANCE OF THE COMPANY'S CATALOGS, INTERNET SITES AND OFFERINGS.


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